Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Fiscal 2013 Operating Results

Revenues Increase 6.0%

October 5, 2012	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter ended August 31, 2012. Sales for the three months ended August 31, 2012 increased $209,180, or 6.0%, to $3,680,665 compared to $3,471,485 for the same period last year. Net income for the first quarter ended August 31, 2012 was $120,148, or $.04 per diluted share, compared to net income of $137,028, or $.05 per diluted share, for the same period last year.

For the first quarter ended August 31, 2012, sales in the SBS Balancer segment decreased $257,516, or 10.2%, to $2,263,023 from $2,520,539 in the first quarter of Fiscal 2012. Sales in the Measurement segment increased $466,696, or 49.1%, to $1,417,642 in the first quarter of Fiscal 2013 from $950,946 in the first quarter of the prior year. Measurement segment sales increased from the prior period due primarily to higher volumes of shipments of laser-based distance measurement and dimensional sizing products and remote tank monitoring products. Sales of the Company’s balancer products decreased primarily due to lower volumes of shipments in Asia and North America.

Gross margin for the first quarter increased to 50.9% as compared to 49.2% in the first quarter of the prior year primarily due to a shift in the sales mix towards higher margin products and as a result of the Company’s efforts to reduce the material or component costs from certain key suppliers. Operating expenses increased $174,383, or 11.1%, to $1,748,124 for the three months ended August 31, 2012 as compared to $1,573,741 for the three months ended August 31, 2011 primarily due to higher commissions related to the increased sales, higher sales and marketing expenses and higher research and development expenses.

“We are pleased with the increase in revenues this quarter, particularly from our Acuity® laser sensor and our Xact® tank measurement system product lines,” commented Wayne A. Case, CEO of Schmitt Industries. “Going forward, we continue to expect Xact® to make an increasingly significant contribution to our revenue growth,” Case concluded.

Jim Fitzhenry, President of Schmitt Industries, added, “As our financial results indicate, we are seeing continuous improvement in our top line which is translating to more consistent profitability. We are realizing the positive results of the investments we have made in new product development and in sales and marketing. We are continuing to focus on these areas in addition to ramping up production while also monitoring developments in the global economy as it relates to manufacturing,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Jeffrey T Siegal, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2012	May 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,068,779	$2,776,817
Accounts receivable, net of allowance of $26,985 and $26,720 at August 31, 2012 and May 31, 2012, respectively	2,410,959	2,493,889
Inventories	3,952,438	3,975,600
Prepaid expenses	170,928	186,489
Income taxes receivable	6,521	7,780

	9,609,625	9,440,575

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,723,273	1,723,273
Furniture, fixtures and equipment	1,274,881	1,247,720
Vehicles	121,835	121,835

	3,418,989	3,391,828
Less accumulated depreciation and amortization	(2,044,654)	(2,019,692)

	1,374,335	1,372,136

Other assets
Intangible assets, net	1,179,254	1,213,204

TOTAL ASSETS	$12,163,214	$12,025,915

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$718,903	$770,586
Accrued commissions	403,967	335,104
Accrued payroll liabilities	166,235	142,665
Other accrued liabilities	228,706	286,319

Total current liabilities	1,517,811	1,534,674

Long-term liabilities	7,500	7,500
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both August 31, 2012 and May 31, 2012	10,302,277	10,279,636
Accumulated other comprehensive loss	(301,922)	(313,295)
Retained earnings	637,548	517,400

Total stockholders’ equity	10,637,903	10,483,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,163,214	$12,025,915

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2012 AND 2011

(UNAUDITED)

	Three Months Ended August 31,
	2012	2011
Net sales	$3,680,665	$3,471,485
Cost of sales	1,806,717	1,763,581

Gross profit	1,873,948	1,707,904

Operating expenses:
General, administration and sales	1,632,815	1,512,190
Research and development	115,309	61,551

Total operating expenses	1,748,124	1,573,741

Operating income	125,824	134,163
Other income	512	9,438

Income before income taxes	126,336	143,601
Provision for income taxes	6,188	6,573

Net income	$120,148	$137,028

Net earnings per common share:
Basic	$0.04	$0.05

Weighted average number of common shares, basic	2,990,910	2,895,635
Diluted	$0.04	$0.05

Weighted average number of common shares, diluted	3,005,291	2,967,264